Exhibit 99.1

Synergy Pharmaceuticals Reports 2014 Fourth Quarter and Full-Year Financial Results

NEW YORK, March 16, 2015 — Synergy Pharmaceuticals Inc. (Nasdaq: SGYP), a developer of new drugs to treat gastrointestinal disorders and diseases, today reported its financial results and business update for the fourth quarter and the year ended December 31, 2014.

Recent Developments

•                  On January 8, 2015 and January 29, 2015 we announced that we had completed patient enrollment in the first and second of two pivotal phase 3 trials, respectively, which are evaluating the safety and efficacy of two plecanatide doses (3.0 and 6.0 mg) in patients with chronic idiopathic constipation (CIC). Each trial is a randomized, 12-week, double-blind, placebo-controlled phase 3 trial evaluating plecanatide, once-daily oral tablets, in approximately 1350 adult patients with CIC. We expect to release top-line data results from the first phase 3 CIC trial in the second quarter of 2015, and top-line results from the second phase 3 CIC trial in the third quarter of 2015. In the fourth quarter of this year, we plan to file our first new drug application (NDA) with the FDA for plecanatide to treat CIC.

•                  On December 18, 2014 we announced the initiation of the first of two planned pivotal phase 3 clinical trials evaluating the safety and efficacy of 3.0 and 6.0 mg plecanatide, once-daily oral tablets, for the treatment of irritable bowel syndrome with constipation (IBS-C).

•                  On November 19, 2014 we announced positive top-line results from a phase 2 trial assessing safety, efficacy and dose-response of three different once-daily oral SP-333 tablets (1.0, 3.0 and 6.0 mg) compared with placebo in 289 patients with opioid-induced constipation (OIC). Preliminary analysis of the data indicates SP-333 met the study’s primary endpoint and demonstrated statistically significant improvement in mean change from baseline in the number of spontaneous bowel movements (SBMs) during Week 4 of the treatment period. SP-333 was safe and well tolerated at all doses.

•                  On November 3, 2014 we announced the closing of a private offering of $200 million aggregate principal amount of 7.50% Convertible Senior Notes (Notes) due 2019 (including the full exercise of the over-allotment option granted to the initial purchasers to purchase an additional $25 million aggregate principal amount of 7.50% Convertible Senior Notes due 2019). The Notes mature on November 1, 2019, unless earlier converted. The Notes are convertible, at any time, into shares of our common stock at an initial conversion rate of 321.5434 shares per $1,000 principal amount of the Notes, which is equivalent to an initial conversion price of $3.11 per share. The net proceeds from this offering were approximately $187.3 million, after deducting estimated expenses and the initial purchasers’ discount.

Financial Results

•                  Our cash, cash equivalents and available-for-sale securities balance as of December 31, 2014 was $196.4 million, as compared to $68.2 million on December 31, 2013.

•                  Net cash provided by financing activities was $217.1 million during the year ended December 31, 2014, as compared to $89.2 million provided during the year ended December 31, 2013

•                  Net cash used in operating activities during the year ended December 31, 2014 was $89.1 million as compared to $52.6 million of cash used in operating activities during the twelve months ended December 31, 2013.

•                  Net loss for the year ended December 31, 2014 was $95.7 million or $1.02 per share as compared to $62.1 million or $0.73 per share for the year ended December 31, 2013.

•                  Net loss for the quarter ended December 31, 2014 was $30.6 million, or $0.32 per share, as compared to $19.9 million or $0.22 per share, for the quarter ended December 31, 2013.

•                  Interest expense on the Notes totaled $2.5 million, or $0.03 per share, during the quarter ended December 31, 2014, whereas we had no such expense during the quarter ended December 31, 2013.

We had 96.6 million and 90.2 million common shares issued and outstanding at December 31, 2014 and 2013, respectively, which increase reflects the sale of 6.4 million shares of our common stock pursuant to our controlled equity “at-the-market” sales program. This program yielded net proceeds of $29.9 million, net of fees and expenses during the year ended December 31, 2014.

About Synergy Pharmaceuticals Inc.

Synergy is a biopharmaceutical company focused on the development of novel therapies to treat gastrointestinal (GI) diseases and disorders. The company’s proprietary platform technology is based on the naturally occurring human GI regulator — uroguanylin - a key to normal GI physiology. Synergy has created two unique analogs of uroguanylin - plecanatide and SP-333 — both designed to mimic uroguanylin’s natural activity and target a variety of GI conditions. Plecanatide is currently in phase 3 clinical development for chronic idiopathic constipation and irritable bowel syndrome with constipation. SP-333 has successfully completed a phase 2 study in patients with opioid-induced constipation and is presently being evaluated for the treatment of ulcerative colitis. For more information, please visit www.synergypharma.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Synergy’s Form 10-K for the year ended December 31, 2014 and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Synergy does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Synergy Pharmaceuticals Inc.

Consolidated Balance Sheets

($ in thousands)

	December 31, 2014	December 31, 2013
Assets
Cash, cash equivalents and short term available for sale securities	$196,367	$68,157
Prepaid expenses and other current assets	3,836	3,718
Total Current Assets	200,203	71,875
Other Assets	13,141	683
Total Assets	$213,344	$72,558
Liabilities and Stockholders’ Equity
Total Current Liabilities	$18,331	$15,676
Senior Convertible Notes	200,000	—
Derivative financial instruments —warrants	172	1,534
Total Liabilities	218,503	17,210
Total Stockholders’ Equity/(Deficit)	(5,159)	55,348
Total Liabilities and Stockholders’ Equity	$213,344	$72,558

Synergy Pharmaceuticals Inc.

Consolidated Statement of Operations

($ in thousands except share and per share data)

	Three Months ended December 31, 2014	Three Months ended December 31, 2013	Year ended December 31, 2014	Year ended December 31 2013

Revenues	$—	$—	$—	$—
Costs and Expenses:
Research and development	24,550	16,449	83,274	50,630
General and administrative	3,041	2,908	11,004	11,681
Loss from operations	(27,591)	(19,357)	(94,278)	(62,311)
Tax credits	—	—	83	—
Amortization of deferred Financing costs	(411)	—	(411)	—
Interest Income(Expense) - net	(2,511)	(10)	(2,464)	38
Change in fair value of derivative instruments - warrants	(42)	(484)	1,362	149
Total other (loss)/income	(2,964)	(494)	(1,430)	187
Net Loss	$(30,555)	$(19,851)	$(95,708)	$(62,124)
Net Loss per common share, basic and diluted	$(0.32)	$(0.22)	$(1.02)	$(0.73)
Weighted Average Common Shares Outstanding	96,190,332	90,182,115	94,276,178	85,220,458

CONTACT:

Gem Gokmen

Office:  212-584-7610

Mobile:  646-637-3208

ggokmen@synergypharma.com